Exhibit 10.2

January 12, 2005

David Larwood

General Counsel

Verisity Ltd.

331 East Evelyn Avenue

Mountain View, CA 94041

Dear David:

From time to time, Verisity Ltd. (the “Company”) may explore certain strategic alternatives, which could result in a Change of Control Transaction of the Company or Verisity Design, Inc. We believe that your continued efforts are important to the Company’s success in the event of that process. Therefore, to incentivize you to remain committed to the success of the Company we are offering you certain severance rights, which are outlined below.

Severance

If, within the period commencing as of the consummation of a Change of Control Transaction and ending on the twelve month anniversary of such consummation of a Change of Control Transaction, you are terminated by the Company or Verisity Design, Inc. (or any successor thereto) without Cause (as defined below) or you terminate employment with the Company or Verisity Design, Inc. (or any successor thereto) voluntarily following a Constructive Termination Event (as defined below) you will be entitled to the following compensation:

1.	Payment of your base salary through the date of termination;

2.	Compensation for any unused vacation that you may have accrued, as well as all earned benefits, up to and including the date of termination;

3.	Eligibility for continued health care benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar provisions of state and federal law;

4.	Reimbursement for business expenses you may have properly incurred on behalf of the Company or Verisity Design, Inc. prior to the date of termination;

5.	A lump sum severance payment in an amount equal to the sum of (i) the aggregate base salary that would have otherwise been payable to you by the Company for the six-month period following the date of termination and (ii) fifty percent of the amount of your Target Bonus whether or not such Target Bonus would have been payable to you for the fiscal year in which you terminate employment; provided that the Company’s obligation to pay this severance payment to you will be expressly conditioned on your execution and

January 12, 2005

delivery to the Company and Verisity Design, Inc. of a general release and waiver of all claims (employment related and otherwise) against the Company, Verisity Design, Inc. and their affiliates as well as their respective officers, directors, employees and agents, and covenant not to sue any such party in connection with such released claims, in a reasonable form provided by the Company.

Definitions

For purposes of this agreement, “Change of Control Transaction” means (i) the sale of all or substantially all of the assets of the Company or Verisity Design, Inc. to any person or entity that, prior to such sale, did not control, was not under common control with, or was not controlled by, the Company or Verisity Design, Inc., or (ii) a merger or consolidation or other reorganization in which the Company or Verisity Design, Inc. is not the surviving entity or becomes owned entirely by another entity, unless at least fifty percent of the outstanding voting securities of the surviving or parent corporation, as the case may be, immediately following such transaction are beneficially held by such persons and entities in the same proportions as such persons and entities beneficially held the outstanding voting securities of the Company or of Verisity Design, Inc. immediately prior to such transaction, or (iii) the sale or other change of beneficial ownership of the outstanding voting securities of the Company or Verisity Design, Inc. such that any person or “group” as that term is defined under the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of more than fifty percent of the outstanding voting securities of the Company or Verisity Design, Inc.

For purposes of this agreement “Cause” means the occurrence of one or more of the following: (i) the commission by you of any act materially detrimental to the Company or Verisity Design, Inc., including fraud, embezzlement, theft, bad faith, gross negligence, dishonesty, recklessness or willful misconduct; (ii) repeated failure or refusal to perform the lawful instructions of, or duties as may be assigned to you as General Counsel by the Company’s Board of Directors from time to time or as may be assigned to you as General Counsel by Verisity Design, Inc.’s Board of Directors from time to time; (iii) any state, federal or other (e.g., foreign) conviction, including but not limited to a plea of nolo contendere to a felony charge; (iv) any material misrepresentation by you to the Company or Verisity Design, Inc. regarding the operation or status of the Company or Verisity Design, Inc. or any material aspect of their business; (v) any disclosure by you of any material confidential information; or (vi) any violation by you of any of the Company’s policies, practices or procedures.

For purposes of this agreement, “Constructive Termination Event” means and includes: (i) any notice or decision by the Board of Directors of the Company (or, in the event of a Change of Control Transaction, of any successor) that you will no longer serve in the capacity of General Counsel of the Company (or General Counsel of such successor); (ii) any notice or decision by the Board of Directors of Verisity Design, Inc. (or any successor) that you will no longer serve in the capacity of General Counsel of Verisity Design, Inc. (or such successor); or (iii) any relocation of your principal place of employment, to a location outside of either Santa Clara County, San Mateo County, the City and County of San Francisco, Marin County, Sonoma County, Napa County, Solano County, Contra Costa County or Alameda County.

January 12, 2005

For purposes of this agreement, “Target Bonus” means, for the fiscal year in which you terminate employment with the Company (or its successor), the targeted annual bonus established for you by the Company’s Board of Directors for such year.

Miscellaneous

Nothing contained in this agreement conveys upon you the right to continue to be employed by the Company, Verisity Design, Inc. or any successor, constitutes a contract or agreement of employment or restricts the Company’s, Verisity Design, Inc.’s or any successor’s right to terminate you at any time, with or without Cause.

All of the payments described in this agreement shall be subject to any applicable federal, state or local tax withholding.

The terms of this letter agreement will be governed by the laws of the State of California (without regard to the conflict of laws provisions thereof).

The terms of this letter agreement are intended to be the final expression of our agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This letter agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this letter agreement.

We are counting on your continued support. Please indicate your acceptance of the terms and covenants set forth in this letter agreement by signing and dating it below and returning it to me.

Very truly yours,

/s/ Moshe Gavrielov
Moshe Gavrielov
Chief Executive Officer
Verisity Ltd.

Agreed and Accepted.

/s/ David Larwood David Larwood	1/12/05 Date